EXHIBIT 16
                             VINSON & ELKINS L.L.P.
                         1001 Fannin Street, Suite 2300
                            Houston, Texas 77002-6760
                            Telephone: (713) 758-2222
                               Fax: (713) 758-2346

                                  June 18, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Central and South West  Corporation and Central Power and Light Company
         Form U-1 Application -- File No. 70-8037

Dear Sirs:

         We refer to the Form U-1 Application, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended, (the "1935
Act") filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered public utility holding company and Central Power and Light Company ("CPL"), a Texas corporation and a wholly owned subsidiary of CSW. This opinion relates to (i) the completion of the record with respect to the settlement of the litigation between CSW and CPL and Houston Industries Incorporated and its subsidiary, Houston Lighting & Power Company and (ii) the request of authority from the Securities and Exchange Commission to enter into the final form of documents to create a new Texas non-profit corporation to act as the operating company for the South Texas Project Electrical Generating Station ("STP") pending completion of the record (collectively, the "Transactions"), all as more fully set forth in the Application. We have acted as special counsel for CSW and CPL in connection with the Application and, as such counsel, we are familiar with the corporate proceedings taken by CSW and CPL in connection with the Transactions as described in the Application.

         We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW and CPL, certificates of public officials, certificates of officers and representatives of CSW and CPL and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates of officers of CSW and CPL and other appropriate persons and statements contained in the Application.

         Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event the proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

          CSW is validly organized and duly existing under the laws of the State of Delaware.

          CPL is validly organized and duly existing under the laws of the State of Texas.

          All state laws applicable to the Transactions as described in the Application will have been complied with.

          The consummation of the Transactions as described in the Application will not violate the legal rights of the holders of any securities issued by CSW or any associate company of CSW.

          The opinions expressed above in respect of the Transactions and described in the Application are subject to the following assumptions or conditions:
          The Transactions shall have been duly authorized and approved to the extent required by state law by the Boards of Directors of CSW and CPL.

          The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect to the consummation of the Transactions, and all of such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the time of the closing thereof.

          The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions.
          We do not purport to express any opinions as to any laws other than the General Corporation Law of the State of Delaware, the laws of the State of Texas and the federal laws of the United States of America.

          We hereby consent to the use of this opinion as an exhibit to the Application.


                              Very truly yours,